Exhibit 10.14

[__], 2007

Thomas D. Sullivan Chairman Lumber Liquidators, Inc. 3000 John Deere Road Toano, VA 23168

Dear Sir:

Reference is hereby made to that certain Underwriting Agreement (the “Underwriting Agreement”) among Lumber Liquidators, Inc., a Delaware corporation (the “Company”), you, the other Selling Stockholders specified therein and the Underwriters named in Schedule I thereto. You, the Company and the other Selling Stockholders have proposed, subject to the terms and conditions stated in the Underwriting Agreement, to sell to the Underwriters an aggregate of 11,500,000 shares of common stock of the Company (“Stock”), of which 5,133,333 shares will be sold by you. In addition, at the election of the Underwriters, you and the other Selling Stockholder have proposed, subject to the terms and conditions stated therein, to sell to the Underwriters up to 1,725,000 additional shares of Stock, of which 1,150,000 shares will be sold by you.

In connection with the sale of Stock to the Underwriters pursuant to the Underwriting Agreement, we agree that we will indemnify you and hold you harmless, to the extent lawful, from and against, and that you shall have no liability to us or to any of our affiliates, stockholders, directors, officers, agents, employees for, any losses, claims, damages or liabilities (hereinafter collectively referred to as “losses”) to which you may become subject (under the Act, under your obligation to indemnify the Underwriters pursuant to the Underwriting Agreement or otherwise), insofar as such losses (or actions in respect thereof) arise out of or are based upon an untrue statement of fact or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus (each as defined in the Underwriting Agreement), or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that no such obligation of the Company shall exist with respect to any losses to the extent that such losses are (1) finally judicially determined to have resulted primarily from your negligence, gross negligence, recklessness, fraud or willful misconduct or (2) indicated in any final settlement to have resulted primarily from your negligence, gross negligence, recklessness, fraud or willful misconduct; and further provided, that if such a final judicial determination or final settlement, as the case may be, is made that does not provide for an allocation of fault among you and the Company, then the relative culpability imputed to you and to the Company for purposes of this indemnification shall be deemed to be in the same proportion as the relative proportion of the net proceeds from the offering (before deducting expenses) received by each of the Company and you to the aggregate net proceeds received by the Company and you from the offering (before deducting expenses).

We will also promptly reimburse you for all expenses (including reasonable fees of counsel) as they are incurred by you in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not you are a party to such claim or proceeding), pursuant to your obligation to indemnify the Underwriters under the Underwriting Agreement or in enforcing this agreement; provided, however, that any amounts so reimbursed shall be subject to repayment by you in the same proportion as your actual or deemed culpability for any losses resulting from any final judicial determination or any final settlement, as determined in the proviso to the preceding paragraph.

If the indemnification provided for in the second preceding paragraph above is unavailable or insufficient to hold you in respect of any losses (or actions in respect thereof), then the Company shall contribute to the amount paid or payable by you as a result of such losses (or actions in respect thereof) in such proportion as is appropriate to reflect both the relative benefits to and the relative fault of the Company on the one hand and you on the other in connection with the statements or omissions which resulted in such losses (or actions in respect thereof), as well as any other equitable considerations. The relative benefits received by the Company on the one hand and you on the other shall be deemed to be in the same proportion as the relative proportion of the net proceeds from the offering (before deducting expenses) received by each of the Company and you to the aggregate net proceeds received by the Company and you from the offering (before deducting expenses). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by you on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and you agree that it would not be just and equitable if any such contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by you as a result of the losses (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by you in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

* * * Remainder of Page Intentionally Left Blank * * *

The foregoing agreement shall be in addition to any rights that you may have at common law or otherwise. Solely for purposes of enforcing this agreement, we hereby consent to personal jurisdiction, service and venue in any court in which any claim or proceeding that is subject to this agreement is brought against you. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING ARISING HEREUNDER IS WAIVED. This agreement shall remain in full force and effect following the completion or termination of such engagement.

By:	LUMBER LIQUIDATORS, INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

THOMAS D. SULLIVAN

Name: Thomas D. Sullivan
Title: Chairman